KENTUCKY INVESTORS, INC.
200 CAPITAL AVENUE
FRANKFORT, KENTUCKY 40601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 9, 2002

TO THE SHAREHOLDERS OF KENTUCKY INVESTORS, INC.

Notice is hereby given that the annual meeting of shareholders of Kentucky Investors, Inc., a Kentucky corporation, will be held at the Investors Heritage Life Insurance Company auditorium, Second and Shelby Streets, Frankfort, Kentucky 40601, on Thursday, May 9, 2002, at 11:00 A.M. (Eastern Daylight Time), for the following purposes:

(1) To elect three directors to hold office for a term of three years each or until their successors are duly elected and qualified; and

(2) To approve an amendment to Article VI of the Articles of Incorporation of Kentucky Investors to authorize the issuance of 8,000,000 shares of a new class of undesignated, non-voting preferred stock.

(3) To transact such other business as may properly come before the meeting, or any adjournment thereof.

The Board of Directors, in accordance with the By-laws, has fixed the close of business on March 22, 2002, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. The stock transfer books will not be closed.

It is hoped that you will attend the meeting, but if it is not your intention to be present, you are respectfully requested to sign, date and return the enclosed proxy immediately in the accompanying postage-prepaid envelope. The proxy is being solicited by and on behalf of the Board of Directors of Kentucky Investors.

Your attention is directed to our 2001 annual report and to the proxy statement, both of which accompany this notice.

By Order of the Board of Directors
/s/Wilma Yeary
Wilma Yeary, FLMI/CPS, Secretary
P. O. Box 717
Frankfort, Kentucky 40602
April 12, 2002
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS, MAY 9, 2002

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of Kentucky Investors, Inc., for use at our annual meeting of shareholders to be held at the Investors Heritage Life Insurance Company auditorium, Second and Shelby Streets, Frankfort, Kentucky 40601, on Thursday, May 9, 2002, at 11:00 A.M. (Eastern Daylight Time), and at any adjournment thereof, for the purposes set forth in the Notice of annual meeting.

PROXY MAY BE REVOKED

A shareholder executing and returning the enclosed proxy may revoke such proxy at any time prior to exercise of the authority thereby given by giving written notice to our Secretary as provided by Kentucky Revised Statutes 271B.7-220(6).

COST AND METHOD OF SOLICITATION

The Board of Directors intends to solicit proxies by use of the mails, and we will bear all costs of soliciting proxies for this annual meeting. We will mail the proxy statement and form of proxy to the shareholders on April 12, 2002.

VOTING SECURITIES

We have issued one class of capital stock. There are 1,445,397.16 shares outstanding of which 1,132,959.72 are entitled to one vote each, except that in election of Directors, cumulative voting rights apply as provided by Kentucky Revised Statutes 271B.7-280. Each shareholder shall have the right to cast as many votes in the aggregate as he is entitled to vote, multiplied by the number of Directors to be elected, and may cast the whole number for one candidate or distribute such votes among two or more candidates. Investors Heritage Life Insurance Company, 20 Capital Avenue, Frankfort, Kentucky 40601 holds directly 189,233 share or 17% of the stock of the Company. Investors Underwriters, Inc., 200 Capital Avenue, Frankfort, Kentucky 40601 owns 94,185 shares or 8% of the stock of the Company. Investors Heritage owns 603 shares or 96% of the stock of Investors Underwriters, Inc. HLW Investment Corp., 200 Capital Avenue, Frankfort, Kentucky 40601 owns 140,620 shares or 12% of Kentucky Investors. We do not know of any other person who owns of record, or beneficially, more than 5% of our  capital stock except as shown on the table below. The Board of Directors has fixed March 22, 2002, as the record date for determining those eligible to vote, and only such persons as are shareholders of record at the close of business on that day will be entitled to vote at such meeting, and at any adjournment thereof.

THE PURPOSE OF THE MEETING SHALL BE:
(1) To elect three Directors to hold office for a term of three years each or until their successors are duly elected and qualified; and

(2) To authorize an amendment to Article VI of the Articles of Incorporation of Kentucky Investors to authorize the issuance of 8,000,000 shares of a new class of undesignated, non-voting preferred stock.

(3) To transact such other business as may properly come before the meeting, or any adjournment thereof.

PROPOSAL ONE

ELECTION OF DIRECTORS
The Articles of Incorporation provide that three Directors shall be elected at each annual meeting for a term of three years.

The persons named in the proxy shall vote the shares represented by the proxies returned and duly executed in favor of the election of the three directors named below, unless the authority is withheld, to hold office for terms of three years each or until their successors are duly elected and qualified. All nominees have consented to serve. In the event any of the persons named below shall not be available, proxies will be voted for such substitute nominee, or nominees, as the persons named in the proxy shall designate.

The following information is given with respect to the nominees for election as Directors and for each of the other Directors whose terms will continue after the meeting except as noted. Each Director was elected to his present term of office by vote of the shareholders at an annual meeting except for Harold G. Doran who was elected on January 11, 2001 by the Board of Directors to fill the vacancy created by the resignation of long-time Director H. Glenn Doran. H. Glenn Doran resigned from the Board effective January 1, 2001 in conjunction with his retirement. Each of the Directors has had the business experience indicated for more than five years except for Gordon Duke and Harold G. Doran.

In 1992 Mr. Duke became President of Court Key, Inc. From February 1994 to February 1998, Mr. Duke served as Executive Vice President, Asset Management Division for Webb Companies, Lexington, Kentucky. From March 1999 to December 2000, Mr. Duke was employed by the Commonwealth of Kentucky, Department of Financial Incentives, Cabinet for Economic Development and on January 1, 2001, Mr. Duke was employed by the Commonwealth of Kentucky, Agricultural Development Council.

From 1977 to January, 2000, Harold G. Doran served in the following capacities: From May, 1977 to January, 2000, President and Director of Peoples Bank of Murray; from September, 1981 to January, 2000, Chairman of the Board of the Bank of Lyon County; from 1972 to January, 2000, Vice Chairman of the Board of Dees Bank of Hazel; and from 1985 to January, 2000, Director of the Bank of Livingston County. During 2000, the Doran family sold their banks and Mr. Doran has continued to assist the purchaser in the transition and is also an independent businessman. Jerry Howell resigned from the Board effective January 1, 2002 in conjunction with his retirement. The vacancy created by Mr. Howell's resignation has not been filled.

Number of Shares of Capital Stock
of Kentucky Investors Beneficially Owned,
Directly or Indirectly, by Nominees and
Other Directors as of December 31, 2001

Name, Position		Kentucky	Percentage
With Kentucky Investors	Director	Investors,	of Stock
& Business Experience	Since	Inc. (1)	Owned

________________________________________________________________________

NOMINEES:
+Harold G. Doran	2001	4,570	(-)
*Director. Independent Investor. Director, IHLIC. Age 48.

Helen S. Wagner Director, Real Estate Broker, Director, IHLIC. Age 65.	1986	33,100 (2)	3%

aDavid W. Reed Director. Independent Businessman. Age 47.	1982	27,455.36	2%

Other Directors Whose Terms will Continue After Meeting:

a*Dr. Jerry F. Howell, Jr. Director. Professor Emeritus, Dept. of Biological and Environmental Sciences, Morehead State University. Director, IHLIC. Age 60.	1983	34,893.76	3%

a+Gordon Duke Director. Commonwealth of Kentucky, Agricultural Development Council. Director, IHLIC. Age 56.	1991	678.2	(-)

*+Robert M. Hardy, Jr. bDirector & General Counsel. Director, Vice President, General Counsel, IHLIC. Age 44.	1988	16,163.21 (3)	1%

*+Harry Lee Waterfield II bChairman of the Board & President. Chairman of the Board, President & Chief Executive Officer, IHLIC. Age 58.	1963	905,579.26 (4)(5)(6)(7) (8)(9)(10)(11) (12)(13)(14)	80%

All Directors and Officers as a Group:                                               1,079,850.254

*Member of Executive Committee	aMember of Audit Committee
+Member of Finance Committee	bMember of Nominating Committee
(-)Indicates less than 1%

(1) At December 31, 2001, 1,132,959.72 shares were outstanding and entitled to vote.
(2) Includes 19,252.12 shares of KII held in an irrevocable trust for the benefit of the children of Helen S. Wagner.

(3) Includes 7,912.57 shares of KII held in trust by Farmers Bank and Capital Trust Company, Frankfort, Kentucky ("Farmers Bank") under Kentucky Investors, Inc. and Affiliated Companies 401(k) Savings Plan and Trust Agreement ("401(k) Plan").

(4) Mr. Waterfield II is part of a group which includes HLW Investment Corp., HLW Corporation, RoseGayle Waterfield Hardy, Nancy Waterfield Walton, Harry Lee Waterfield II Irrevocable Trust Funds 1, 2, 3 and 4, RoseGayle Waterfield Hardy, Nancy Waterfield Walton and Harry Lee Waterfield II Trust dated 12/22/76, IHLIC, IUI, TAP & CO. and KII Employee Retirement Plan.

(5) Includes 140,620 shares of KII owned by HLW Investment Corp. of which Mr. Waterfield II is an officer.
(6) Includes 43,119.08 shares of KII owned by HLW Corporation of which Mr. Waterfield II is an officer.
(7) Includes 15,222 shares of KII held in trust for the benefit of the children of Harry Lee Waterfield.
(8) Includes 19,546.86 shares of KII held in Trust by Farmers Bank under the 401(k) Plan.
(9) Includes 15,268.867 shares of KII held by Nancy Waterfield Walton - see Footnote (4).
(10) Includes 9,800.84 shares of KII held by RoseGayle Waterfield Hardy - see Footnote (4).
(11) Includes 189,233 shares of KII held by IHLIC and 94,185 shares of KII held by IUI. Mr. Waterfield II is Chairman of both companies. The corporations have the power to dispose of these shares.

(12) Includes 292,927 or 26% of the shares of KII, held in the name of TAP & CO. for the benefit of employees who participate in the 401(k) Plan. Mr. Waterfield II is a member of the Administrative Committee, which directs the voting of these shares.

(13) Includes 31,000 shares of KII owned by the Kentucky Investors, Inc., Employee Retirement Plan of which Mr. Waterfield II is a member of the Retirement Plan Committee.

(14) Includes 36,325 shares of KII held in the name of CEDE & CO., nominee for the twelve separate Irrevocable Trusts, three each (Funds 1, 2, 3 and 4) for Harry Lee Waterfield II, RoseGayle Waterfield Hardy and Nancy Waterfield Walton, respectively.

Meetings of the Board are held on call and there is an organizational meeting following the annual meeting of shareholders. The Board had eight meetings in 2001.

The Board has an Executive Committee that exercises the power of the Board of Directors in management of the business affairs during intervals between meetings of the Board. The Board considers the actions of the Executive Committee and has approval and veto power over its actions. The Executive Committee met one time in 2001.

The Board of Directors has provided for a Finance Committee that meets on call and reviews and makes recommendations concerning investments to the Board of Directors. The Finance Committee met six times in 2001.

The Board of Directors has designated an Audit Committee that meets on call and reviews the work of the independent auditors, reviews internally prepared financial statements for unusual trends and/or financial account relationships and reviews the audit reports prepared by the departments of insurance and regulatory authorities in the various states in which the Company operates. The Audit Committee is governed by a written charter approved by the Board of Directors. The Audit Committee met one time during 2001.

The Board of Directors has provided for a Nominating Committee that meets on call and submits recommendations to the Board of Directors for members of the Board to be submitted to the shareholders for election. The Nominating Committee met one time in 2001.

Although the we do not have a Compensation Committee because we do not pay any of our executive officers a regular salary, the Board of Directors of Investors Heritage, a wholly-owned subsidiary, has provided for a Compensation Committee which determines the compensation of its executive officers. (See Compensation of Executive Officers Paid by Kentucky Investors and its Subsidiaries.)

Jerry F. Howell and David W. Reed attended fewer than 75% of the aggregate of the total number of Board and Committee meetings. We paid the Directors $100 for each Board Meeting.

PROPOSAL TWO

AMENDMENT TO ARTICLE VI OF THE ARTICLES OF INCORPORATION

The Board of Directors has directed that there be submitted to our shareholders at the annual meeting a proposed amendment to Article VI of our Articles of Incorporation, as amended (the "Articles"), to authorize the issuance of 8,000,000 shares of a new class of undesignated non-voting preferred stock.  Our Board of Directors declared the amendment advisable and  unanimously approved it on February 20, 2002.  As more fully set forth below, we intend for the proposed amendment to improve our flexibility in achieving numerous corporate purposes.  In addition to the general corporate purposes, we can use the proposed amendment to make more difficult a change of control of Kentucky Investors.

The proposed amendment would authorize a class of 8,000,000 shares of undesignated, non-voting preferred stock, no par value per share.  The Articles of Incorporation do not currently authorize any preferred stock.   If the shareholders adopt the proposed amendment, the Board of Directors may then establish and designate different series within the new class of Preferred Stock and fix and determine the relative rights and preferences of each new series including dividend rights, conversion rights, liquidation preferences, redemption provisions and preemptive rights.  The Board would establish the rights and preferences of the series of preferred stock taking into account relevant factors at the time, including prevailing market and other conditions.  The issuance of the preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock.  Although there are no voting rights for holders of the preferred stock, the issuance of the preferred stock could discourage attempts to acquire control of Kentucky Investors and increase the Board's ability to continue under current management.  Neither the Board nor management is considering the use of the preferred stock for these purposes, and they are not aware of any present effort to accumulate our securities for the purpose of gaining control of Kentucky Investors.

We have no current plans, have made no arrangements and have not entered into any understandings whereby we would need to issue any of the preferred stock for which we now seek authority.  Preferred stock is a widely used and attractive form of equity financing.  The Board believes that amending the Articles of Incorporation to permit the Board to authorize the issuance of the preferred stock will provide flexibility for future financings.  We also could issue the preferred stock for other corporate purposes such as to implement equity alliances or to make acquisitions.  If shareholders approve the proposed amendment, the Board will be able to specify the precise characteristics of each series of the preferred stock that the Company chooses to issue, depending on current market conditions and the nature of specific transactions.

The Board believes that, as structured, the authorization of the preferred stock is in the best interest of shareholders and Kentucky Investors since it could not disproportionately affect the voting power of existing shareholders, is consistent with corporate governance principles, and will enable us to take advantage of financing alternatives at lower effective costs.  We could use the preferred stock for stock splits or dividends, dividend reinvestment programs and employee benefit plans.  The Board believes the additional authorized preferred stock will provide greater flexibility in achieving these purposes.

VOTE REQUIRED; BOARD OF DIRECTORS' RECOMMENDATION

The affirmative vote of the holders of the majority of the outstanding shares of common stock entitled to vote at the annual meeting is required to authorize the proposed amendment to authorize the issuance of 8,000,000 shares of undesignated, non-voting preferred stock.  If the shareholders authorize the amendment, we will amend the text of Article VI of our  Articles of Incorporation to add the following paragraph:

The corporation is also authorized to issue 8,000,000 shares of undesignated, non-voting preferred stock and the Board of Directors is authorized to establish and designate different series within the class of preferred stock and to fix and determine the relative rights and preferences of each series including, but not limited to, dividend rights, conversion rights, liquidation preferences, redemption provisions and preemptive rights.  The Board of Directors shall have sole discretion to issue the authorized preferred stock, without further shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 8,000,000 SHARES OF UNDESIGNATED, NON-VOTING PREFERRED STOCK.

Proxies solicited by management will be voted FOR the proposal unless a vote against the proposal or to abstain is specifically indicated.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and Kentucky Investors including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

The Committee discussed with our independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of our independent auditors.

Audit Committee Members
David W. Reed Gordon C. Duke Dr. Jerry F. Howell, Jr.

SHAREHOLDER PROPOSALS FOR THE 2003 MEETING

Shareholders who wish to suggest nominees or offer proposals intended to be presented at the 2003 annual meeting must forward this information to the Secretary of our Company no later than December 13, 2002.

COMPENSATION OF EXECUTIVE OFFICERS PAID BY KENTUCKY INVESTORS AND ITS SUBSIDIARIES

Kentucky Investors does not pay any of its executive officers a regular salary; therefore, we do not have a Compensation Committee. Kentucky Investors does not incur any expense for its executive officers in connection with its retirement plan. Seven of our executive officers who also serve as Directors and/or officers of Investors Heritage receive compensation from Investors Heritage. The following SUMMARY COMPENSATION TABLE sets forth each executive officer whose aggregate direct compensation received from Investors Heritage exceeded $100,000.

		ANNUAL COMPENSATION		LONG TERM COMPENSATION
				AWARDS
NAME AND PRINCIPAL POSITION	YEAR	SALARY($)	BONUS	SECURITIES UNDERLYING OPTIONS/SARs
Harry Lee Waterfield II President, Chairman of the Board & Chief Executive Officer	2001 2000 1999	$186,207(1) $181,186(1) $176,631(1)	$24,067 $22,305 $21,601	16,200
Howard L. Graham Vice President - Corporate Services	2001 2000 1999	$138,842(2) $133,150(2) $128,856(2)	$11,361 $10,938 $10,929	8,100
Robert M. Hardy, Jr. Vice President, General Counsel & Director	2001 2000 1999	$115,211(1) $109,110(1) $105,210(1)	$13,252 $11,238 $10,827	8,100

(1) Amounts reported include director's fees from both Investors Heritage and Kentucky Investors and contributions made by Investors Heritage under the 401(k) Plan. The Plan is available to all employees of Investors Heritage.

(2) Amounts reported include contributions made by Kentucky Investors under the 401(k) Plan which are available to all our employees and contributions made by Kentucky Investors to our Deferred Compensation Plan which is available to eligible executive officers.

1999 STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

The Kentucky Investors 1999 Stock Option and Stock Appreciation Rights plan became effective as of September 16, 1999. The purpose of the 1999 stock option plan is to promote an increased interest in and a greater incentive to expand and improve profits, prosperity and welfare of Kentucky Investors. Kentucky Investors authorized for issuance a total of 250,000 shares of common stock under the 1999 stock option plan. The Kentucky Investors board granted options to purchase 75,000 shares of common stock at $23.00 per share.

Stock Options. Each stock option granted under the 1999 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified.

The 1999 stock option plan authorizes the Kentucky Investors board or an Option Committee appointed by the Kentucky Investors board to grant non-qualified stock options under the Internal Revenue Code to Kentucky Investors' and its subsidiaries' key employees and non-employee directors.

If an option granted under the 1999 stock option plan expires, is cancelled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 1999 stock option plan.

The 1999 stock option plan contains a change in control provision which will permit the Kentucky Investors board or Option Committee to terminate existing options. Kentucky Investors will then pay to the holders of the terminated options cash equal to the difference between the fair market value of the terminated options prior to the change in control and the exercise price of the options. A change in control occurs at the time either a person becomes the beneficial owner of a greater percentage of the combined voting power of Kentucky Investors common stock than the Waterfield family members have, or the Waterfield family members' percentage ownership of Kentucky Investors common stock for voting purposes falls below 20%. The Waterfield family members mean RoseGayle Waterfield Hardy, Nancy Waterfield Walton, Harry Lee Waterfield II, Chairman and President of Kentucky Investors and any of their lineal descendants.

Stock Appreciation Rights. Any stock appreciation right awarded under the 1999 stock option plan shall entitle the recipient to the number of shares, cash or combination of cash and shares equal to the product of the excess of the fair market value of one share over the exercise price per share specified in the stock appreciation right or related option times the number of shares for which the recipient shall exercise the right.

Grants to Directors and Executive Officers. On September 24, 1999, the Kentucky Investors board granted to the following directors and executive officers of Kentucky Investors options to purchase 65,250 shares of the Kentucky Investors common stock, all of which vested on September 24, 2001 and expire on September 24, 2009. No grants were made during 2001 and no options were exercised during 2001.

STOCK OPTION GRANTS

The following table sets forth information regarding options granted or assumed by Kentucky Investors to the named executive officers during the year ended December 31, 1999. Kentucky Investors did not grant or assume any options in 2000 and 2001. Each option represents the right to purchase one share of our common stock. Kentucky Investors has not granted any stock appreciation rights.

Option Grants in Last Fiscal Year
Individual Grants

Name	Number of securities underlying options granted (#shares)	Percentages of total options granted to employees in Fiscal Year	Per share exercise price	Expiration date	Potential realizable value at assumed annual rates of stock price appreciation for option term
					5%	10%
Harry Lee Waterfield II	16,200	21.6%	$23.00	9/24/09	-(1)	-(1)
Howard L. Graham	8,100	10.8%	$23.00	9/24/09	-(1)	-(1)
Robert M. Hardy, Jr.	8,100	10.8%	$23.00	9/24/09	-(1)	-(1)

(1) The option exercise price exceeded the per share market value of our common stock at the grant date and no appreciation in excess of the option exercise has occurred with respect to this option at this assumed annual rate of stock price appreciation.

OPTION EXERCISES AND HOLDINGS

The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2001. There were no options exercised by a named executive officer during 2000 or 2001.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of securities underlying unexercised options at fiscal year end (# shares)		Value of unexercised in-the-money options at fiscal year end (1)
Name	Shares Acquired on exercise (# shares)	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Harry Lee Waterfield II	0	$0	0	16,200	$0	0
Howard L. Graham	0	$0	0	8,100	$0	0
Robert M. Hardy, Jr.	0	$0	0	8,100	$0	0

(1) The value of the in-the-money options is based on the $22.50 per share closing price of our common stock on the OTC Bulletin Board on December 31, 2001.

STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to our shareholders during the five years ended December 31, 2001, as well as an overall stock market index (Russell 2000) and our peer group index selected on an industry basis. The component companies utilized in the peer group include the Liberty Corp., Torchmark Corp. and UNUM Corp. The peer group utilized this year is identical to last year's peer group with the exception of ReliaStar Financial Corp., which we deleted due to the fact that ING Group acquired ReliaStar, which is not a member of the peer group. Therefore, no financial data was available. The market capitalization of the peer group is weighted in the performance graph.

Comparison of Five-Year Cumulative Total Return*
Kentucky Investors, Inc., Russell 2000 Index, Peer Group
(Performance results through 12/31/01)

	1996	1997	1998	1999	2000	2001
KINV	$100.00	$124.82	$141.18	$196.06	$164.05	$187.39
RUSSELL 2000	$100.00	$122.36	$119.25	$144.60	$140.23	$143.71
PEER GROUP	$100.00	$156.36	$154.24	$104.19	$106.06	$108.14

Assumes $100.00 invested at the close of trading 12/96 in Kentucky Investors common stock, Russell 2001 Index, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

Source: Research Data Group.

Factual material is obtained from sources believed to be reliable, but the publisher is not responsible for any errors or omissions contained herein.

AUDITORS

Ernst & Young, LLP, Louisville, Kentucky, is our independent auditing firm selected by our Board of Directors upon the recommendation of the Audit Committee for 2002.  Ernst & Young, LLP has served as our independent auditing firm since 1981, including the most recent year of 2001. Fees for the last fiscal year were: annual audit - $77,000, audit related services - $88,000, and all other nonaudit services - $34,000.

We expect a  representative  to be present at the shareholders' meeting with the opportunity to make a statement and to respond to appropriate questions. The services provided by Ernst & Young, LLP during 2001 consisted of the audit of our financial statements and audit of our employee benefit plans. No member of the firm of Ernst & Young, LLP has any relationship with us other than the usual relationship that exists between independent auditors and clients.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
There were no other transactions to which Kentucky Investors was or is to be a party, in which any officer or director or nominee for election as director had any direct or indirect material interest.

At the date of this proxy statement, management knows of no other matters to come before the meeting. However, if any other matter properly comes before the meeting, it is the intention of the persons named in the proxy statement to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kentucky Investors, Inc.

/s/Wilma Yeary

Wilma Yeary, FLMI/CPS, Secretary

Frankfort, Kentucky

April 12, 2002